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                                                                    Exhibit 10.5

                                        NEXTEL COMMUNICATIONS INC.
                                        1505 FARM CREDIT DRIVE, MCLEAN, VA 22102
                                        703 394-3000




[NEXTEL(R) LOGO]



May 21, 1999

Alexis Mozrovski
c/o Korn Ferry
Avenida Quintana 585
Sexto Piso
Buenos Aires, Argentina

Dear Alexis:

We are delighted you will be joining Nextel International's Brazil Team as the Chief Operating Officer supporting the projects in Brazil and stationed in Sao Paulo.

The following information provides detail and establishes the basis for mutual expectations regarding the terms and conditions of employment, benefits, provisions, and expatriation/repatriation assistance applying to your employment with Nextel International, Ltd., ("Nextel International" or the "Company"). The terms and conditions outlined in this Agreement will be in effect only for the period of this assignment..

Outlined below are the specific terms and conditions regarding your employment relationship with the Company during your employment with the Company:

1.   Title/Grade:        Nextel Brazil, Chief Operating Officer/EX2

2.   Reporting To:       President Mercosur

3.   Effective Date:     June 15, 1999 or a mutually agreed date

4.   Location:           Assignment is in Sao Paulo, Brazil

5.   Term of Assignment: Your employment with the Company will be of indefinite duration, terminable at will by either party, without cause. This means that you may elect to terminate your employment with the Company at any time after such date, and the Company retains the same rights. This "employment at-will" paragraph operates notwithstanding any other provision of this letter, and no officer or employee of the Company is authorized to offer any employment relationship other than the "at-will" relationship provided for in this paragraph. However, as a condition of your joining the Company, if for any reason other than cause, your employment is terminated by the Company before the year 2002, the Company agrees to pay for one year of base salary and the full bonus target for that year upon termination.

6.   Base Salary         US$150,000 per year, paid bi-monthly in the United
                         States and subject to US taxes.

                         US$180,000 per year paid in local currency in Brazil, subject to Brazilian taxes.


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_______________________________________________________________________________
         Monthly payments in accordance with Brazil Nextel's practice.

7. Performance         Your performance and your position with the Company will
   Review:             be reviewed on an annual basis by your supervisor who
                       shall report the results of such review to the Board of Directors of the Company, at which time you will be eligible for a merit increase in your base annual compensation. Any such increase shall be based on a positive review of your performance and commensurate with your duties and responsibilities. Your base annual compensation will first be eligible for a merit increase as of APRIL 1, 2000.

8. Incentive Bonus:    You will be eligible to receive up to US$150,000
                       compensation as an incentive bonus for the achievement of specific objectives to be mutually determined by you and your supervisor. In 1999, the bonus will not be prorated, but will be considered in full for the year, and US$75,000 will be guaranteed. The additional $75,000 will be based on achievement of specific objectives to be determined by you and your supervisor. Bonus payments are made prior to April 1st for the previous year.

9. Housing:            The Company will pay your actual cost of rental housing
                       in the foreign assignment location, including all utilities, except telephone, up to an aggregate maximum per month of US$5,000. However, this amount will be paid in addition to the local salary covered in Sao Paulo.

10. Company Car:       In your expatriate assignment, you will be provided with
                       use of a company car commensurate with your position, according to Nextel Brazil's policy, and a chauffeur.

11. Travel to the US:  YOU ARE ENTITLED TO 2 BUSINESS CLASS ROUND TRIPS TO THE
                       US TO BE USED BY YOU OR YOUR FAMILY DURING THE DURATION OF THE ASSIGNMENT. (TO BE ELIGIBLE FOR THIS PROVISION YOU MUST HAVE PRIOR APPROVAL FROM THE COMPANY FOR THE SCHEDULED HOME VISITS SO AS TO AVOID DISRUPTIONS TO BUSINESS OPERATIONS.) Round trip is defined as passage between your country of foreign residence and your residence in the United States. Time taken for travel to the US will be considered part of the annual vacation time indicated in Item #15 of this Agreement.

12. Vacation:          You will RECEIVE FOUR WEEKS VACATION PER CALENDER YEAR
                       prorated for any partial years of employment in accordance with Nextel's vacation policy.

13. Holidays:          The observation of holidays will be determined by local
                       customs and traditions in your foreign assignment location.

14. Insurance &
    Benefits:          You will be eligible for the standard Nextel
                       Communications, Inc. (parent of
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May 21, 1999
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________________________________________________________________________________
                             Nextel International, Inc.) standard insurance and benefit plan (to include 401K and employee stock purchase plan) commensurate with your position and your compensation. Information concerning these plans will be provided to you.

                             You will be provided with membership in an emergency medical plan and medical clinic in your foreign assignment location. In addition, the Company will pay emergency medical transportation and lodging costs to offset costs that the medical insurance does not cover.

15. Expenses:                Any expenses that you incur on behalf of the
                             Company which are directly related to your work will be reimbursed based on properly completed documentation and prior approvals.

16. Nextel International     We may structure your employee relationship for
(Services), Ltd.:            international tax planning purposes as an employee
                             of Nextel International (Services), Ltd., which is a wholly-owned subsidiary of the Company. If this is the case, please be assured that this structure will not affect benefits you would otherwise receive if you had been an employee of the Company, nor your seniority.

17. Stock options:           You will be recommended to receive options for
                             25,000 shares of Nextel International, Inc. at a valuation at the date of grant. In addition, you will be recommended to receive options for 10,000 shares of Nextel Communications, Inc. at the market price at the date of grant. The terms and conditions of such options will be under Company practices.

18. Financial                Except as specifically provided in this Agreement,
Responsibility:              you will be responsible for all financial
                             obligations incurred by you during the term of this assignment.

19. Non-competition, etc.:   You agree that during the term of your employment
                             and for a period of one year after termination of your employment, unless such termination was by the Company without cause, you will not (a) become involved as an employee, consultant, independent contractor, advisor, director, partner, owner or otherwise in any business in your foreign assignment location which competes directly with any business in which the Company is then engaged or is planning to become engaged, or (b) solicit the employment or services of any of the Company's employees, consultants, independent contractors, advisors, directors, or other representatives.

                             You will agree that at all times during your employment and after termination of your employment you will not, without written permission of the Company's then current Chief Executive Officer, disclose to any party or use or permit to be used in a manner adverse to the Company any confidential or other proprietary information of the Company, including, without limitation, trade secrets.

20. Moving Costs             The Company will reimburse you for all reasonable
                             costs related to your move from Buenos Aires to Sao
                             Paulo.
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May 21, 1999
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This Agreement supersedes any and all prior written or oral agreements or understandings concerning such subject matter.

Alexis, we believe you will make a valuable addition to our team and look forward to working with you. Please do not hesitate to contact me if you have any questions or require additional information. Please sign below where indicated and return this to me to evidence your agreement as to the above terms. The copy is for your records.

                                                  Sincerely,

                                                  /s/ Terry Mellendorf
                                                  ------------------------------
                                                  Terry Mellendorf
                                                  Vice President Human Resources

I have read and understand the terms and conditions contained in this Agreement and hereby accept and agree to them as partial conditions of my employment with Nextel International, Inc.

                                                  /s/ Alexis Mozrovski
                                                  ------------------------------
                                                  Alexis Mozrovski

                                                  Date:
                                                        ------------------------


doc.197